As filed with the Securities and Exchange Commission on March 29, 1999
                                                     Registration No.: 333-72315
--------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549
                               Amendment No. 2 to
                                    FORM S-3
                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933

                           Casino Resource Corporation
             (Exact Name of Registrant as specified in its Charter)

               Minnesota                                 7922
     ----------------------------            ----------------------------
     (State or other jurisdiction            (Primary standard industrial
           of incorporation)                  Classification code number)

                                   41-0950482
--------------------------------------------------------------------------------
                                (I.R.S. Employer
                             Identification Number)

                707 Bienville Boulevard, Ocean Springs, MS 39564
                                 (228) 872-5558
--------------------------------------------------------------------------------
    (Address, including Zip Code, and Telephone Number, including Area Code, of Registrant's Principal Executive Offices)

                     John J. Pilger, Chief Executive Officer
  Casino Resource Corporation, 707 Bienville Boulevard, Ocean Springs, MS 39564
                            Telephone: (228) 872-5558
--------------------------------------------------------------------------------
           (Name and Address, including Zip Code and Telephone Number, including Area Code, of Agent for Service)

                        Copies of all communications to:
                             Steven B. King, Esquire
                   Mesirov Gelman Jaffe Cramer & Jamieson, LLP
                         1735 Market Street, 38th Floor
                           Philadelphia, PA 19103-7598
                Telephone: (215) 994-1037 Telefax: (215) 994-1111

     Approximate Date of Proposed Sale to the Public: As soon as practicable after this Registration Statement becomes effective.
     If the only securities being registered on this form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. [ ]
     If any of the securities being registered on this form are to be offered on a delayed or continuous basis, pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend interest reinvestment plans, check the following: [X]
     If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]
     If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]
     If the delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]
     The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the SEC acting pursuant to said Section 8(a), may determine.

==================================================================================================================
                                                   Proposed Maximum       Proposed Maximum
    Title of Securities         Amount to be      Offering price per     Aggregate Offering        Amount of
      To be Registered           Registered            Share(1)               price(1)          Registration Fee (2)
------------------------------------------------------------------------------------------------------------------
Common Stock . . . . .
($.01) par value))            3,107,360 shares          $0.4564              $1,418,199             $394.00
------------------------------------------------------------------------------------------------------------------

(1) Estimated solely based for purposes of computing the registration fee. In accordance with Rule 457(c), the price used is the average of the high and low sales price of the common stock as quoted on the NASD National Market System as of the close of trading on February 10, 1999.
(2) Calculated by multiplying the aggregate offering amount of $1,418,199 by .000278.

                                                           Subject to Completion
                                                                  March __, 1999

PROSPECTUS

                                3,107,360 SHARES

                           CASINO RESOURCE CORPORATION

                                  COMMON STOCK


     This prospectus  relates to the offering for sale of up to 3,107,360 shares
of  common  stock  of  Casino   Resource   Corporation   held  by  four  selling
shareholders.

o The selling shareholders may offer their Casino Resource common stock through public or private transactions, on or off the NASDAQ Stock Market, at prevailing market prices, or at privately negotiated prices.

o Casino Resource's common stock is currently traded on the NASDAQ National Market under the symbol CSNR.

                                 --------------

         Please see "Risk Factors" beginning on page 5 for a discussion of certain factors you should consider in connection with any decision to purchase shares in this offering.

                                 --------------

         Casino  Resource's  principal  executive  offices  are  located  at 707
Bienville  Boulevard,  Ocean  Springs,   Mississippi  39564.  Casino  Resource's
telephone number is (228) 872-5558.

                                 --------------

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed on the adequacy or accuracy of the prospectus. Any representation to the contrary is a criminal offense.



                The date of this Prospectus is March ____, 1999.

                                TABLE OF CONTENTS


WHERE YOU CAN FIND MORE INFORMATION...........................................3
INCORPORATION OF DOCUMENTS BY REFERENCE.......................................3
FORWARD-LOOKING STATEMENTS AND ASSOCIATED RISKS...............................4
GENERAL INFORMATION ABOUT CASINO RESOURCE.....................................5
RISK FACTORS..................................................................5
MATERIAL DEVELOPMENTS........................................................10
USE OF PROCEEDS..............................................................12
SELLING SHAREHOLDERS.........................................................12
PLAN OF DISTRIBUTION.........................................................13
DESCRIPTION OF SECURITIES....................................................13
DISCLOSURE OF THE SEC'S POSITION ON INDEMNIFICATION FOR SECURITIES
     ACT LIABILITIES.........................................................15
EXPERTS......................................................................16

                       WHERE YOU CAN FIND MORE INFORMATION

         Casino Resource files annual, quarterly and special reports, proxy statements and other information with the SEC. You may copy any such documents which Casino Resource has filed. You may do so at the SEC's public reference room, Room 1024, Judiciary Plaza, 450 Fifth Street, N.W, Washington, D.C. 20549. These documents are also available at the following Regional Office: 7 World Trade Center, Suite 1300, New York, New York 10048. Please call the SEC at 1-800-SEC-0330 for further information on the public reference rooms.

         Casino Resource's SEC filings are also available to the public on the SEC web site at http://www.sec.gov.

                     INCORPORATION OF DOCUMENTS BY REFERENCE

         The SEC allows Casino Resource to "incorporate by reference" into this registration statement some of the information Casino Resource has already filed with the SEC. As a result, Casino Resource can disclose important information to you by referring you to those documents. These incorporated documents contain important business and financial information about Casino Resource that is not included in or delivered with this prospectus. The information incorporated by reference is considered to be part of this prospectus. Moreover, later information filed with the SEC by Casino Resource in the future will update and supersede this information and similarly, be considered to be a part of this prospectus. Casino Resource incorporates by reference the documents listed below and any future filings made with the SEC under Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934:

         o Casino Resource's Quarterly Report on Form 10-QSB for the fiscal quarter ended December 31, 1998;


         o Casino Resource's Annual Report on Form 10-KSB for the fiscal year ended September 30, 1998, as amended;


         o Casino Resource's Proxy Statement for its annual shareholder meeting to be held on April 28, 1999.

         This prospectus is part of a registration statement Casino Resource filed with the SEC (Registration No. 333-72315). This prospectus does not include all information contained in the registration statement. To obtain a copy of the complete registration statement, see "Where You Can Find More Information" above.

         Casino Resource will provide, without charge to each person to whom a prospectus is delivered, a copy of the documents which are incorporated by reference. You may request a copy of these filings by writing or telephoning Casino Resource at the following address:

                            Karla Schlett, Controller
                             707 Bienville Boulevard
                             Ocean Springs, MS 39564
                        Telephone number: (228) 872-5558

                 FORWARD-LOOKING STATEMENTS AND ASSOCIATED RISKS

         This document contains forward-looking statements regarding, among other items, Casino Resource's growth strategy and anticipated trends in Casino Resource's business. These forward-looking statements are based largely on Casino Resource's expectations and are subject to a number of risks and uncertainties, some of which are beyond Casino Resource's control. Such risks and uncertainties include those set forth below under "Risk Factors" and also include those matters disclosed in prior filings made by Casino Resource with the SEC. Actual results could differ materially from these forward-looking statements as a result of the factors referred to above. In light of these risks and uncertainties, there can be no assurance that the forward-looking information contained in this prospectus will in fact transpire or prove to be accurate.

                    GENERAL INFORMATION ABOUT CASINO RESOURCE

         Casino Resource was organized in 1969 and merged into an inactive, publicly held corporation in 1987. In 1993, Casino Resource changed its name to "Casino Resource Corporation." In the early 1990s, Casino Resource entered the hospitality and entertainment industries in geographic areas where third parties were actively engaged in the gaming industry. In 1997, Casino Resource itself entered the gaming industry when it opened Casino Caraibe, a casino in Tunisia, North Africa. Casino Caraibe is a 42,000 square foot facility housing an American-style gambling casino, restaurant, theatre, gift shop and related facilities. It is located adjacent to a 425 room hotel owned and operated by Samara Casinos Company which holds a 15% interest in the casino.

         In 1998, Casino Resource sold its hospitality assets and left the hospitality industry. Casino Resource operates and manages the Country Tonite Theatres in Branson, Missouri and Pigeon Forge, Tennessee. In these locations, Casino Resource stages a country and western style musical revue which has won numerous awards. Casino Resource has entered into an asset purchase agreement with On Stage Entertainment, Inc., which trades on NASDAQ under the symbol "ONST," to sell substantially all of these entertainment industry assets. See "Material Developments." If the transaction with On Stage is completed, Casino Resource's sole operating asset will be its 85% interest in the Tunisian casino and Casino Resource will operate solely in the gaming industry.

                                  RISK FACTORS

         Investment in the common stock of Casino Resource is highly speculative and involves a high degree of risk. Prospective investors should be aware of the following risk factors and should review carefully the financial and other information about Casino Resource provided or incorporated in this prospectus.

         Casino Resource May Not Survive Continuing, Significant Financial Losses. In the recent past, Casino Resource has suffered the following significant operating losses:

                Fiscal Year Ended
                  September 30                 Loss from Continuing Operations
                 -------------                 -------------------------------
                     1998                               $ (7,008,284)
                     1997                                (3, 279,240)

         Casino Resource had a cumulative operating deficit at December 31, 1998 of $18.5 million. As a result, Casino Resource's total shareholder equity at December 31, 1998 was only $3.9 million. 1998 losses relate in large part to the development and pre-opening costs of Casino Resource's gaming casino in Tunisia and the impairment of assets relating to the Pokagon Gaming Contract. The gaming segment had operating losses for fiscal 1998 of approximately $4.0 million. Significant pre-opening and start-up costs, which approximated $1.5 million, contributed to the loss. However, significant operating overhead expenses also contributed to the loss.

         Seasonality Will Have a Substantial Adverse Effect on Casino Resource's Earnings and Cash Flow. The casino and theatre in Tunisia are affected by seasonal factors as the tourist industry is seasonal with heaviest patronage between May and October. Similarly, the tourist industry in Branson, Missouri and Pigeon Forge, Tennessee is also seasonal. Casino Resource's entertainment segments in Branson and Pigeon Forge which are being held for sale are closed from late December until early March. These seasonal factors adversely affect Casino Resource's earnings and cash flow in the first half of each fiscal year. In the first quarter of fiscal 1999, Casino Resource had a loss from continuing operations of $1.0 million.

         Casino Resource May Not Be Capable of Repaying Its Outstanding Debts. Casino Resource owes approximately $7.0 million on a note which comes due on October 31, 1999. The note is secured by Casino Resource's Branson, Missouri theatre. If Casino Resource does not close its proposed sale transaction with On Stage Entertainment, Inc. with respect to Casino Resource's entertainment segment, Casino Resource will not have the cash resources necessary to repay the mortgage loan on the Branson property. The "Material Developments" section of this prospectus describes the proposed transaction with On Stage. In such a circumstance, Casino Resource would be required to seek refinancing of the loan. Casino Resource may not be able to obtain such a refinancing. If Casino Resource is unable to refinance the mortgage loan with a third party, it will be required to seek a refinancing from the current mortgage holder. If the current mortgage holder is unable or unwilling to refinance the mortgage, Casino Resource could offer the theatre for outright sale or for sale and leaseback. In the unlikely event that none of these strategies is successful, Casino Resource could lose the Branson theatre through foreclosure. The sale to On Stage is subject to the buyer's obtaining adequate financing to complete the transaction. However, On Stage has thus far been unable to do so, and there is no assurance that it will be able to do so.

         Under the terms of an Amended and Restated Debenture dated as of February 1, 1999 held by Roy Anderson Holding Corp., Casino Resource is obligated to repay in cash approximately $0.8 million in 18 monthly installments beginning on June 1, 1999. See "Material Developments." There are no assurances that Casino Resource will be able to do so.

         Casino Resource May Be Unable to Compete Effectively in the Gaming Industry. The gaming industry is highly competitive. Most operators have more extensive experience, are larger and have significantly greater financial and other resources than Casino Resource does. There are no assurances that Casino Resource will be able to compete with more experienced and stronger operators. In addition, there are no assurances that Casino Resource will be able to compete effectively for experienced gaming management and other key operating personnel.

         Many gaming jurisdictions limit the number of licenses which they permit for gaming facilities. In such jurisdictions where Casino Resource is not currently engaged in the gaming business, such limitations may make it difficult or impossible for Casino Resource to enter the industry because the licenses are more likely to be awarded to those companies which are better capitalized and more experienced than is Casino Resource. Consequently, Casino Resource has adopted the strategy of forming partnerships with such companies. For example, Casino Resource has entered into a Memorandum of Understanding to form a joint venture with Lakes Gaming Company to pursue gaming opportunities with the Pokagon Band. However, there is no assurance that this strategy will succeed, or in particular, that the joint venture with Lakes Gaming Company will succeed in obtaining the rights which it seeks.

         Failure To Obtain Financing Would Prevent Casino Resource's Entrance Into Bottled Water Business. Casino Resource is attempting to enter the bottled water business. See "Material Developments." Casino Resource has thus far not obtained the financing for the proposed business and there are no assurances that it will succeed in doing so. Casino Resource's inability to obtain this financing could result in abandonment of this project. Additionally, Casino Resource may be required to pledge a portion of its future revenues or to dilute the equity investment of its shareholders to accomplish its goals with respect to this proposed business. If Casino Resource is unable to enter the bottled water business, management's plans for changing the industries in which Casino Resource operates could be frustrated and delayed.

         Casino Resource has attempted to secure financing for the proposed bottled water business through the issuance of equity and a combination of equity and debt. Casino Resource interviewed various investment banking houses and venture capitalists in an effort to do so. Although Casino Resource received some encouragement from one investment bank, financing was always contingent upon the closing of the On Stage transaction. Because that transaction has not closed, Casino Resource has been unable to provide its share of capital investment, and therefore, the investment bank's interest in providing or seeking financing for the bottled water business has declined.

         Slow Down in the Demand for Bottled Water, Brand Competition Quality of Product, or Inadequate Supplies Could Result in Low Profits. The bottled water industry is subject to the risk of a slow down in demand for bottled water and the risk inherent in competition from brand name competitors which are better capitalized, experienced, and known than the proposed bottling venture will be.

         In addition to these risks, the proposed bottling venture also faces the two other specific risks. First, possible impurities in the water source could affect its desirability to the consumer because most consumers prefer water with low total dissoluted solids and contaminants. Chemical or filtration treatment systems are available to treat any such impurities which may be found, but these treatments may affect the taste of the water thus affecting its salability, and would also adversely affect the cost of production.

         Second, a reduction in volume of the water source could prove to be prohibitively costly. If the spring source were insufficient to meet the demand either because of increase in demand or a decrease in available water in the spring source, alternative water sources would have to be obtained. Although such alternatives may be available there are no assurances that the price would be such as to make their use financially feasible. Additionally, the cost to freight water to the plant could so increase the cost of production as to make it financially unfeasible.

         Operating in Tunisia Poses Special Risks for Casino Resource. Casino Resource's Casino Caraibe is located in Sousse, Tunisia, North Africa. Operations outside the U.S. are subject to many inherent risks. In addition, the operation of Casino Caraibe poses several additional, specific risks for Casino Resource.

            Imposition of Tariffs on Imports. Tunisia imposes substantial tariffs on imports. As many operational supplies for the casino are not manufactured in Tunisia, the casino must import these supplies and is therefore adversely affected by the tariffs.

            Tunisian Law Prohibits Local Residents from Gambling. Tunisia is a Moslem nation whose laws dictate that only foreign tourists are permitted to gamble. Local residents, including foreign nationals, are prohibited from gambling at the casino. This law dramatically reduces, especially in the off-season, a consistent source of patrons. To enforce this rule, local law requires that all casino patrons present a passport or other identification and register for entry into the casino.

            Operating Revenues in Dinars is Subject to Currency Fluctuation Risks. Gaming is only conducted in Tunisian currency, the dinar. All casino guests must exchange their national currency into dinars to be able to gamble. As Casino Resource does not hedge its currency operations, it may be adversely affected by the currently exchange rate changes between receipt of the dinars and conversion to dollars.

            Repatriation of Funds is Time Consuming. The Tunisian government and national bank permit Casino Resource to withdraw capital contributions and profits in U.S. funds. However, doing so is an extremely cumbersome and lengthy process. The casino's operating profits may only be released 90 days after each year end. Thus removing operating income from Tunisia may only occur after a substantial time period has elapsed

         All Tunisian operating debt is currently incurred in the country of Tunisia and paid from casino revenue. While foreign debt, of which there is currently only $66,000 US outstanding, may be paid by the casino it must first be approved by the Tunisian Central Bank, which approval can take anywhere from three to six weeks.

            Regional Conflicts and Tensions May Adversely Affect Tunisia's Desirability as a Tourist Destination. Tunisia's location in North Africa may make it unattractive as a tourist location because of its proximity to potentially volatile countries such as Algeria and Libya, and thus Casino Resource is at the risk of rising international tensions which could not only affect Tunisia directly, but other countries in the region as well.

         Casino Resource's Casualty Insurance May Be Inadequate. Casino Resource maintains insurance coverage for the casino in Tunisia, but such coverage is limited. Casino Resource does not have insurance against a number of risks including: hurricanes, wind, floods, earthquakes and other catastrophic events because such coverages are either not available or are cost-prohibitive. If an uninsured disaster should occur, or should the actual loss sustained exceed the amount of insurance proceeds, Casino Resource could suffer a material loss.

         NASD Delisting of Common Stock Could Substantially Reduce Marketability of Casino Resource Shares. Casino Resource has received notice from NASD warning that if Casino Resource does not achieve minimum maintenance requirements under NASD rules, Casino Resource's common stock will be delisted from the NASDAQ National Market System. Currently Casino Resource's shares do not meet the requirements of

         o        $1.00 per share minimum bid price
         o $5,000,000 minimum market capitalization for shares owned by persons who are not officers, directors, or 10 percent shareholders of Casino Resource
         o        $4,000,000 minimum tangible net worth

Delisting of the common stock would probably have an adverse effect on the marketability of the common stock. As a result of any such delisting, an investor could find it more difficult to dispose of or to obtain accurate quotations as to the market value of the common stock. Moreover loss of a NASDAQ National Market listing could adversely affect Casino Resource's ability to offer new shares for sale because of the resulting loss of state "Blue Sky" exemptions which are based on such listing.

         To satisfy the minimum per share bid price requirement, Casino Resource is considering a reverse stock split of its shares. To satisfy the minimum market capitalization requirement, Casino Resource is considering a sale of shares, or an acquisition or merger which would increase the amount of assets represented by the shares with an expected concomitant increase in market capitalization. There is no assurance that Casino Resource will be able to sell such shares in light of its low share price and poor earnings history. Similarly, there is no assurance that Casino Resource will be able to identify an acquisition or merger candidate and successfully complete such a transaction. Finally, there is no assurance that any of these actions, even if successful, will prevent NASD from delisting the common stock.

         NASD has scheduled a hearing on the delisting matter on April 15, 1999, after which NASD will further consider the matter of delisting.

         If the Casino Resource common stock is delisted from the NASDAQ National Market System, management will seek to list the shares on the NASDAQ Small Cap Market. Requirements for such a listing are:

                                  Initial Requirement    Maintenance Requirement
Minimum Bid Price per Share             $4.00                    $1.00
Minimum Net Tangible Assets             $4 million               $2 million


Casino Resource does not currently satisfy any of these requirements, other than the $2 million Minimum Tangible Net Assets Maintenance Requirement. However, following a reverse stock split and issuance of the shares referred to in this prospectus, management believes all such requirements will be satisfied.

         Penny Stock Rules May Reduce Marketability of Casino Resource's Stock Because of Increased Responsibility Imposed on Broker-Dealers. The SEC has adopted rules that regulate broker-dealer practices in connection with transactions in "penny stocks." Penny stocks are defined generally as equity securities with a price of less than $5.00 per share. The penny stock rules, however, do not apply to securities quoted on the NASDAQ system, provided that current price and volume information with respect to transactions in such securities is provided by the system. The penny stock rules place additional responsibilities on broker-dealers effecting transactions in such securities. The requirements may have the effect of reducing the level of trading activity in the secondary markets for a stock that becomes subject to the penny stock rules. If the Casino Resource common stock is delisted from the NASDAQ National Market System, and management is incorrect in believing that the shares will qualify for listing under the NASDAQ Small Cap market, the penny stock rules may apply. If the Casino Resource common stock becomes subject to the penny stock rules, investors in this offering may find it more difficult to resell their common stock.

         Current Management`s Control of Casino Resource Might Render Shareholders Impotent to Effect Changes in the Business. According to the Casino Resource's 1999 Annual Meeting Proxy Statement, Casino Resource's executive officers, directors and their affiliates currently own, or have the right to vote, approximately 45% of the outstanding shares of common stock. Accordingly, Casino Resource directors and officers have significant voting influence in connection with the election of the directors of Casino Resource and control Casino Resource's business and affairs. Consequently, other shareholders are subject to the risk that existing management will have the power to direct Casino Resource to take actions which such other shareholders would view as disadvantageous to Casino Resource.

         Loss of John J. Pilger Could Adversely Affect Casino Resource. Casino Resource is highly dependent on the personal efforts and abilities of its Chief Executive Officer, John J. Pilger. Mr. Pilger is the Casino Resource executive most knowledgeable about Casino Resource's business and most conversant with executives in other companies with which Casino Resource deals Accordingly, the loss of Mr. Pilger's services could have a material adverse effect on Casino Resource. Casino Resource has entered into an employment agreement with Mr. Pilger commencing on May 20, 1996, and amended February 1998. Casino Resource has obtained key-person life insurance in the amount of $1 million on Mr. Pilger's life, with the proceeds of such insurance payable to Casino Resource.

         Potential Anti-Takeover Effects of Charter Provisions and Minnesota Law May Make Casino Resource Less Attractive to Potential Investors.. Casino Resource's Articles and Bylaws and the Minnesota Business Corporation Act contain requirements and limitations that may have the effect of discouraging unsolicited takeover bids from third parties. These include:

         o advance notice requirements for shareholder proposals and director nominations
         o        limitations on shareholder action by written consent
         o voting requirements for amendment of certain provisions of the charter documents
         o        a classified board of directors
         o        change of control provisions

These provisions could discourage a takeover bid or proposal for the common stock of Casino Resource that might have benefited company shareholders.


                              MATERIAL DEVELOPMENTS

         On Stage Entertainment, Inc. On September 21, 1998, Casino Resource entered into an agreement to sell substantially all of the assets of its entertainment segment to On Stage Entertainment, Inc. The purchase price is $13.8 million, payable $12.5 million, in cash and $1.3 million by delivery of a purchase money note. The note will bear interest at 9.5% per year and will be due two years after issuance. The sale includes operations and assets from Casino Resource of Branson, Country Tonite Theater, d/b/a Country Tonite Theatre, and Country Tonite Enterprises. The sale is subject to On Stage's obtaining financing in the amount of $13 million. Thus far On Stage has not obtained financing and there is no assurance that it will do so.

Accordingly, Casino Resource is continuing to operate the Country Tonite Theatre in Branson, Missouri and to produce the Country Tonite Show in Branson, Missouri and Pigcon Forge, Tennessee.

         Burkhart Ventures. On November 4, 1998, Casino Resource and Burkhart Venture, LLC entered into an agreement whereby Burkhart would acquire Casino Resource's 60% ownership in Country Tonite Theatre, LLC for $20,000. Pursuant to the agreement, which was effective December 31, 1998, Casino Resource continues to manage Country Tonite Theatre for a fee of $2,000 per week in season and $1,000 per week in the off-season. The agreement also provides that Country Tonite Enterprises, Inc. will produce shows for the 1999 calendar season for a fee of $36,000 per week.

         Bottled Water Business. On August 25, 1998, Casino Resource executed a Letter of Intent with Mark McKinney, a Bentonville, Arkansas businessman, to build a spring water bottling plant in Bentonville, Arkansas. The estimated cost of the facility is $27 million. Casino Resource is attempting to secure debt and equity financing of $25 million for the project but thus far has been unsuccessful. There is no assurance that Casino Resource will obtain such financing.

         Roy Anderson Holding Corp. Debenture. Roy Anderson Corp. was the holder of a Casino Resource debenture in the principal amount of $1.5 million which was due January 31, 1999. Casino Resource and the debenture holder exchanged the existing debenture for an Amended and Restated Debenture dated as of February 1, 1999. The Amended and Restated Debenture, which will be held by Roy Anderson Holding Corp., an affiliate of the original debenture holder, contains the following material terms:

o Accrued interest of $360,000 as of January 31, 1999 was paid by the delivery of 352,250 shares of Casino Resource common stock;

o Interest on the debenture at 6% per year, from February 1, 1999, to and including May 31, 1999 is to be capitalized and added to the principal balance of the debenture;

o Principal and interest at 6% per year, is being amortized in 18 equal monthly installments of $88,651.29 each beginning June 1, 1999;

o Casino Resource is required to pay the first 50% of each amortization payment in cash;

o Casino Resource may pay the remaining 50% of each amortization payment in cash or in common stock valued at the average of the closing prices on the last 10 trading days in May, 1999;

o The then remaining balance of the debenture is accelerated and repaid in full in cash if the On Stage transaction closes, or to the extent of $750,000 if the Tunisia casino is sold, and in certain other circumstances.

1.8 million shares of common stock, an amount anticipated to be sufficient to satisfy the monthly amortization requirement, has been issued and is being held in escrow until paid out in the manner described above. Any unused shares will be canceled. Roy Anderson Holding Corp. has given a proxy to Robert Allen and John Pilger to vote all such shares until they are released from escrow.

         Development of Pokagon Band of Potawatomi Indians Casino. Casino Resource has entered into a Memorandum of Understanding to form a joint venture with Lakes Gaming Company to pursue an agreement with the Pokagon Band to develop and operate a casino in the Pokagon Band's Service Area. To do so the joint venture must respond to a Request for Proposal by 5 p.m. on April 5, 1999. Casino Resource had asserted to the Pokagon Band that it had a Right of First Refusal in regards to a gaming management contract with the Pokagon Band. The Pokagon Band has advised Casino Resource that, for it to participate in the Request for Proposal process it must sign a release, termination and waiver agreement, with the Pokagon Band, which will release the Pokagon Band from any asserted rights. Casino Resource is currently negotiating such an agreement.


                                 USE OF PROCEEDS

         Casino Resource will receive no proceeds from the sale of the common stock offered by this prospectus because all of the shares are being offered for the account of the selling shareholders.


                              SELLING SHAREHOLDERS

         Three of the selling shareholders acquired, or will acquire, their shares of Casino Resource common stock as repayment for and pursuant to the terms of debentures. The Gifford Fund, Ltd., and GPS Fund, Ltd. acquired their debentures, which were issued on September 10, 1997 and September 9, 1997, respectively, as part of an exempt offering by Casino Resource pursuant to Regulation D. Roy Anderson Holding Corp. obtained 350,250 shares as payment for accrued interest on a debenture which matured on January 31, 1999, and will obtain up to 1.8 million additional shares as partial payment of an Amended and Restated Debenture dated as of February 1, 1999. Gaming Venture Corp., U.S.A., obtained its shares under an agreement dated February 9, 1999, in which it agreed to take payment of $35,000 owed to it under a consulting agreement dated July 21, 1997 in the form of 70,000 shares of Casino Resource common stock. Each of the selling shareholders, other than Gaming Venture, is a party to an agreement by which Casino Resource agreed to register its shares of Casino Resource common stock. Registration of these shares does not necessarily mean that the selling shareholders will sell all or any of the shares.

         The shares listed in the table below represent all of the shares covered by this prospectus. Except for the relationship of creditors and debtor, no material relationships exist between any of the selling shareholders and Casino Resource, nor has any such material relationship existed within the past three years.

                                                 Number of    Percentage of
                                                   Shares        Class
          The Gifford Fund, Ltd.                   150,050        1.2%
          GPS Fund, Ltd. (1)                       735,060        5.8%
          Roy Anderson Holding Corp. (2)         2,152,250       17.1%
          Gaming Venture Corp. U.S.A                70,000          *
          Total Shares to Register (2)           3,107,360       24.7%
          * less than 1%

(1) This number represents an estimate of the number of shares which will be obtained by the selling shareholder pursuant to the terms of the debentures held by such selling shareholder.
(2) Any shares which are not issued pursuant to the terms of the debentures will be canceled, and withdrawn from registration under the Securities Act.


                              PLAN OF DISTRIBUTION

         The shares offered by the selling shareholders may be sold from time to time by the selling shareholders, or by pledgees, donees, transferees or other successors in interest of the selling shareholders, at their sole discretion. These sales may be made in the over-the-counter market or in private transactions at prices and on terms then prevailing or at prices related to the then current market price, or in negotiated transactions. The shares of common stock offered by the selling shareholders are not being underwritten. Casino Resource will not receive any proceeds from the sale of any common stock by the selling shareholders. In general, the shares may be sold by one or more of the following means:

         o a block trade in which the broker or dealer engaged attempts to sell the securities as agent, but may position and resell a portion of the block as principal to facilitate the transaction
         o purchases by a broker or dealer as principal and resale by the same broker or dealer for its account under this prospectus
         o an exchange distribution under the rules of the exchange, if the securities are then listed on an exchange
         o ordinary brokerage transactions and transactions in which the broker solicits purchasers.

         In effecting sales, broker or dealers engaged by the selling shareholders may arrange for other brokers or dealers to participate. Brokers or dealers will receive commissions or discounts from the selling shareholders in amounts to be negotiated immediately prior to the sale. Such brokers or dealers and any other participating brokers or dealers may be deemed to be "underwriters" within the meaning of the Securities Act in connection with such sales. In addition, any securities covered by this prospectus which also qualify for sale pursuant to Rule 144 may be sold under Rule 144 rather than pursuant to this prospectus.


                            DESCRIPTION OF SECURITIES

         Casino Resource is authorized to issue up to 35,000,000 shares of capital stock, including 30,000,000 shares of common stock and 5,000,000 shares of preferred stock. 12,589,760, including the shares covered by this prospectus, shares of common stock and no shares of preferred stock are outstanding, or will be outstanding after the transactions described in this prospectus.

         Holders of common stock are entitled to receive dividends as they are declared by the board of directors of Casino Resource out of legally available funds for that purpose. Casino Resource has not declared or paid any cash dividends on its capital stock since its incorporation and does not intend to pay any cash dividends in the foreseeable future. In the event of any liquidation, dissolution or winding-up of Casino Resource, the holders of shares of common stock would be entitled to receive a pro rata share of the net assets of Casino Resource remaining after payment, or provision for payment, of the debts and other liabilities of Casino Resource. There is no assurance, however, that under such circumstances there would be any net assets of Casino Resource remaining for such a pro rata distribution.

         Holders of shares of the common stock are entitled to one vote per share in all matters to be voted upon by shareholders. Because there is no cumulative voting for the election of directors, the holders of shares entitled to exercise more than 50% of the voting rights in an election of directors are able to elect all of the directors. Holders of shares of the common stock have no preemptive rights to subscribe for or to purchase any additional shares of common stock or other obligations convertible into shares of common stock which may be issued by Casino Resource after the date of this prospectus.

         Federal and state gaming authorities require that certain shareholders of a company which is seeking a gaming license be investigated and be found suitable by the gaming authority. If a gaming authority has reason to believe that such ownership may be inconsistent with its policy, it may deny an application for a license.

         Casino Resource's Restated Articles of Incorporation, provide that no investor may become either a holder of 5% or more of Casino Resource's stock or one of the 10 largest shareholders of Casino Resource without first agreeing to consent to a background investigation, provide a financial statement and respond to questions from gaming authorities. Furthermore, all shares of Casino Resource's capital stock held by a beneficial owner will be subject to redemption if (a) such beneficial owner refuses, upon request of the board of directors or any gaming authority having jurisdiction over Casino Resource, to provide any of the foregoing or such beneficial holder's holdings of capital stock either alone or together with the capital stock holdings of any other beneficial holder of Casino Resource's capital stock may, in the judgment of the board of directors, result in: (i) the disapproval, modification or non-renewal of any gaming management contract, whether solely or by shared management, or
(ii) the disapproval, loss, modification, non-renewal or non-reinstatement of any license, franchise, approval or consent from a gaming authority or other governmental agency with respect to the conduct of any portion of the business of Casino Resource where such license, franchise approval or consent is conditioned upon holders of capital stock meeting certain criteria.

         These restrictions may require some investors to provide information to gaming authorities. As a consequence, those unwilling to comply may be required to sell their shares or may be unwilling to buy more, or to invest at all in Casino Resource, thereby resulting in a possible decline in the price of the common stock, which could be material, and having a possible anti-takeover effect. Additionally, these restrictions could require Casino Resource to redeem shares of its common stock for cash, which could adversely affect its liquidity. As a result of such restrictions, current or future state or Federal gaming rules or regulations may materially restrict or prohibit certain persons from owning Casino Resource's securities. Such restrictions could also have the effect of requiring certain holders to liquidate their holdings of

Casino Resource's securities at a time when market conditions are not favorable to such holders, or at a cost that is not favorable to such holders. In addition, at the election of Casino Resource, such shareholder may receive redemption securities wholly or partially in lieu of a cash payment. "Redemption securities" means any debt or equity securities of Casino Resource, any subsidiary, or any other corporation, or any combination thereof, having terms and conditions as approved by the board of directors which, together with a cash payment, if any, equals the fair market value of the securities to be redeemed on the date the notice of redemption is given, as determined by a nationally recognized investment banking firm selected by the board of directors. Furthermore, such redemption securities may be securities, which have not been registered under the Securities Act and therefore may not be eligible for trading in the public market, with a consequent result of illiquidity to the holder.

         Any required redemption by Casino Resource of shares of its common stock held by a shareholder who violates the foregoing restrictions on ownership may require a cash payment to such shareholder, which payment may have a negative effect on the liquidity of Casino Resource.

         Casino Resource's Articles of Incorporation also provide that directors may be removed for cause by vote of the holders of a majority of the outstanding shares entitled to vote or, other than for cause, by an 80% shareholder vote. Also, an 80% shareholder vote is required to amend, alter or adopt any provision inconsistent with, or repeal, the classified board and related provisions.

         A classified board and related provisions may discourage or make more difficult a proxy contest, the removal of an incumbent board, or the assumption of control of Casino Resource by tender offer or otherwise by a third party, even under circumstances when such action might be beneficial to Casino Resource and its shareholders.

                        DISCLOSURE OF THE SEC'S POSITION
                ON INDEMNIFICATION FOR SECURITIES ACT LIABILITIES

         The Minnesota Business Corporation Act provides that officers and directors of Casino Resource have the right to indemnification by Casino Resource for liability arising out of certain actions. Such indemnification may be available for liabilities arising in connection with this offering. Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of Casino Resource pursuant to the foregoing provisions, or otherwise, Casino Resource has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

         In ss.3.02, of its Articles of Incorporation, Casino Resource limits personal liability for breach of the fiduciary duty of its directors, to the extent required by Section 302A.521 of the Minnesota Business Corporation Act. Such provision eliminates the personal liability of directors for damages occasioned by breach of fiduciary duty, except based on the director's duty of loyalty to Casino Resource, liability for acts or omissions not made in good faith, liability for acts or omissions involving intentional misconduct, liability based on payments of improper dividends, liability based on violations of state securities laws and liability for acts occurring prior to the date such provision was added.

         As permitted under Minnesota Statutes, the Articles of Incorporation of Casino Resource provide that directors shall have no personal liability to Casino Resource or its shareholders for monetary damages arising from breach of the director's duty of care in the affairs of Casino Resource.

         Minnesota Statutes do not permit elimination of liability for breach of a director's duty of loyalty to Casino Resource or with respect to certain enumerated matters, including payment of illegal dividends, acts not in good faith and acts resulting in an improper personal benefit to the director.

                                     EXPERTS

         The financial statements incorporated by reference in this Prospectus have been audited by BDO Seidman, LLP, independent certified public accountants, to the extent and for the periods set forth in their report incorporated herein by reference, and are incorporated herein in reliance upon such report given upon the authority of said firm as experts in auditing and accounting.

                      Dealer Prospectus Delivery Obligation

         Until April __, 1999, all dealers that effect transactions in these securities, whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to the dealers' obligation to deliver the prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

                 PART II. INFORMATION NOT REQUIRED IN PROSPECTUS

                  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION*

         The expenses of the offering, which are to be borne by Casino Resource, are estimated as follows:


          SEC registration fee                      $   370
          NASD registration fee                      17,500
          Legal services and expenses                12,500
          Accounting services                         6,000
          Transfer Agent Fees                         2,000
          Printing                                    2,000
               Total                                $40,370

          _________
          * All of the above expenses except for registration fee are estimated.

                    Indemnification of Directors and Officers

         Under Section 302A.521, Minnesota Statutes, Casino Resource is required to indemnify its directors, officers, employees and agents against liability under certain circumstances, including liability under the Securities Act of 1933, as amended (the "Act"). Section 3.02 of Casino Resource's Articles of Incorporation contains substantially similar provisions. The general effect of such provisions is to relieve the directors and officers of Casino Resource from personal liability which may be imposed for certain acts performed in the capacity as directors or officers of Casino Resource, except where such persons have not acted in good faith.


                                    EXHIBITS

Exhibit No.       Description                                                                    Page
4.1               $500,000 13% Cumulative Convertible Debenture, dated September 10, 1997
                  between Casino Resource and Gifford Fund, Ltd.,                                (a)
4.2               $300,000, 13% Cumulative Convertible Debenture, dated September 9, 1997,
                  between Casino Resource and GPS Fund, Ltd.                                     (a)
4.3               Amendment to the 13% Cumulative Convertible Debentures, dated August 11,
                  1998, between Casino Resource, The Gifford Fund, Ltd., and GPS Fund, Ltd.      (b)
4.4               Amended and Restated Debenture dated as of February 1, 1999                    (b)
5.                Opinion Regarding Legality                                                     33
23.               Consent of Independent Certified Public Accountants                            34
24.               Power of Attorney                                                              (b)

(a) Incorporated by reference to Casino Resource's Registration Statement on Form S-3, File No. 333-37267, originally declared effective November 19, 1997
(b) Filed with original filing of registration statement 333-72315

                                  UNDERTAKINGS

(a)      Rule 415 Offering.

The undersigned Registrant hereby undertakes:

                          (1) To file,  during  any  period  in which  offers or
                  sales are being made, a post-effective amendment to this registration statement (i) to include any prospectus required by Section 10(a)(3) of the Securities Act of 1933; (ii) to reflect in the prospectus any facts or events arising after the effective date of the registration statement or the most recent post-effective amendment thereof which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement; (iii) to include any material information with respect to the plan of distribution not previously disclosed in the registration or any material change to such information in the registration statement;

         Provided, however, that paragraph (a)(1)(i) do and (a)(1)(ii) do not apply if the information required to be included in the post-effective amendment by those paragraphs is contained in periodic reports filed by the Registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the Registration Statement.

                          (2) That, for the purpose of determining any liability
                  under the Securities Act of 1933, each post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of those securities at that time shall be deemed to be the initial bona fide offering thereof.

                          (3)  To  remove  from   registration  by  means  of  a
                  post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) Filings Incorporating Subsequent Exchange Act Documents by Reference. The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange At of 1934 that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)      Request for Acceleration of Effective Date.

                          Insofar as  indemnification  for  liabilities  arising
                  under the Securities Act of 1933 (the "Act") may be permitted to directors, officers, and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable.

                          In the event that a claim for indemnification  against
                  such liabilities, other than the payment by the Registrant of expenses incurred or paid by a director, officer, or controlling person of the Registrant in the successful defense of any action, suit, or proceeding, is asserted by such director, officer, or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy, as expressed in the Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

         Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Ocean Springs, State of Mississippi on March 29, 1999.

                                            Casino Resource Corporation


Date:  March 29, 1999                       By: /s/ John J. Pilger
                                                --------------------------------
                                                John J. Pilger, Chief Executive
                                                Officer

         Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Date:                                   Signature and Title


March 29, 1999                          /s/ JOHN J. PILGER
                                        ----------------------------------------
                                        John J. Pilger, Chief Executive Officer,
                                        Chairman of the Board of Directors, and
                                        Principal Financial and Accounting
                                        Officer


March 29, 1999                          /s/ NOREEN POLLMAN
                                        ----------------------------------------
                                        Noreen Pollman, Secretary and Director


March 29, 1999                          /s/ ROBERT J. ALLEN
                                        ----------------------------------------
                                        Robert J. Allen, Vice President of
                                        Entertainment and Director


March 29, 1999                          /s/  JOHN W. STEINER
                                        ----------------------------------------
                                        By:  John J. Pilger, Attorney-in-Fact
                                        John W. Steiner, Director


March 29, 1999                          /s/  DENNIS EVANS
                                        ----------------------------------------
                                        By:  John J. Pilger, Attorney-in-Fact
                                        Dennis Evans, Director


March 29, 1999                          /s/ DR. TIMOTHY MURPHY
                                        ----------------------------------------
                                        By:  John J. Pilger, Attorney-in-Fact
                                        Dr. Timothy Murphy, Director